Exhibit 5.1

Kilpatrick Townsend & Stockton LLP ktslaw.com	Suite 2800, 1100 Peachtree Street NE Atlanta, GA 30309-4528

September 24, 2025

Boxlight Corporation

2750 Premiere Pkwy, Suite 900

Duluth, GA 30097

Re:	Boxlight Corporation – Offering Pursuant to Registration Statement on Form S-3 (333-284493)

Ladies and Gentlemen:

We have represented Boxlight Corporation (the “Company”), a Nevada corporation, in connection with the issuance and sale by the Company of 1,333,333 shares (the “Shares”) of its Class A Common Stock, par value $0.0001 per share. The Securities are being issued and sold in a registered offering pursuant to the Company’s Registration Statement on Form S-3 (File. No 333-284493) (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “SEC”) on January 24, 2025 under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are being sold to the purchasers named in the signature pages to the Securities Purchase Agreement dated September 23, 2025 (the “Purchase Agreement”), between the Company and such purchasers. A.G.P./Alliance Global Partners is serving as placement agent to the Company with respect to the Offering (the “Placement Agent”) pursuant to the Placement Agency Agreement between the Placement Agent and the Company dated September 23, 2025 (the “Placement Agreement”, and together with the Purchase Agreement, the “Transaction Documents”). The form of the Purchase Agreement and the Placement Agency Agreement have been filed by the Company as exhibits to its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) today.

Subject to the assumptions, qualifications and limitations identified in this letter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for as described in the Registration Statement and Transaction Documents, will be validly issued, fully paid and nonassessable.

In connection with the preparation of this letter, we have among other things reviewed: (i) the Registration Statement and Transaction Documents, including the filings incorporated by reference therein; (ii) the Notice of Effectiveness with respect to the Registration Statement filed by the SEC on February 5, 2025; (iii) copies of minutes, resolutions and consents, as applicable, of the Board of Directors and Pricing Committee of the Board of Directors of the Company related to the offering, certified by an officer of the Company; (iv) the Eleventh Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Nevada on September 22, 2025; (v) the Amended and Restated Bylaws of the Company, certified by an officer of the Company; (vi) a certificate of existence with status in good standing from the Secretary of State of the State of Nevada dated September 22, 2025; (vii) copies of all certificates and other documents delivered at the closing of the offering; and (viii) such other certificates, documents and instruments we have deemed appropriate for purposes of this letter.

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San Diego  San Francisco  Seattle  SHANGHAI  Silicon Valley  Stockholm  Tokyo  Walnut Creek  Washington  Winston-Salem

Boxlight Corporation

September 24, 2025

We have assumed with your permission for purposes of this letter: (i) that each document we have reviewed is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, and that all natural persons who have signed any documents have the legal capacity to do so; that the parties thereto (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder; that each such document was duly authorized by all requisite corporate or other action of the parties thereto and that such documents were duly executed and delivered by each party thereto other than the Company; (ii) that each agreement we have examined for purposes of this letter has been duly authorized, executed and delivered, constitutes a valid and binding obligation of each party to that document and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement, and that each party to any document is in good standing and duly incorporated or organized under the laws of the state of its incorporation or organization (except that we make no assumptions pursuant to this clause (ii) with respect to the Company); (iii) that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in Chapter 78 of the Nevada Revised Statutes (“NRS 78”); and (iv) that the counterparties to such agreements have acted in good faith and without notice of any fact which has caused them to reach any conclusion contrary to any of the opinions or assumptions in this letter.

In preparing this letter we have relied without independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the agreements and documents read by us (including, without limitation, the representations and warranties of the Company and counterparties to such agreements); (iii) factual information provided to us by the Company or its representatives; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

We are opining herein only as to NRS78. We express no opinion with respect to compliance with any law, rule or regulation that as a matter of customary practice is understood to be covered only when an opinion refers to it expressly. This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in any prospectus related the offering of the Shares and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the SEC for incorporation by reference into the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Sincerely,

/s/KILPATRICK TOWNSEND & STOCKTON LLP